EX-99.14.e

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated June 2, 2022, relating to the financial statements and financial highlights, which appears in Delaware Ivy Municipal Bond Fund, Delaware Ivy Municipal High Income Fund and Delaware Ivy Limited-Term Bond Fund’s Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 8, 2023